Exhibit (d)(1)(v)

NOVATION OF INVESTMENT MANAGEMENT AGREEMENT

ASHMORE FUNDS

This Novation of Investment Management Agreement is entered into this 18 day of July, 2014 by and among Ashmore Investment Management Limited, an investment adviser registered under the Investment Advisers Act of 1940, as amended (“AIML”), Ashmore Investment Advisors Limited, an investment adviser registered under the Investment Advisers Act of 1940, as amended (“AIAL”), and Ashmore Funds, a Massachusetts business trust (the “Trust”) on behalf of its series set out in Schedule A (each a “Fund”).

WHEREAS, each Fund has retained AIML to render investment management services to the Fund pursuant to an Investment Management Agreement, dated November 17, 2010, by and between AIML and the Trust on behalf of the Funds (the “Agreement”);

WHEREAS, AIML and AIAL are registered with the Securities and Exchange Commission as investment advisers under the Investment Advisers Act of 1940, as amended;

WHEREAS, AIML, AIAL and each Fund desire that AIAL be substituted for AIML under the Agreement in a transaction that does not result in a change of actual control or management of the adviser to the Trust in accordance with Rule 2a-6 under the Investment Company Act of 1940, as amended (the “1940 Act”), and is therefore not an “assignment” for purposes of Section 15(a)(4) of the 1940 Act; and

WHEREAS, AIML desires to effect a novation of the Agreement so that AIAL is substituted for AIML as a party to such agreement and AIML is released from its obligations under the Agreement, AIAL desires to accept the novation thereof, and the Trust, on behalf of each Fund, desires to consent to such novation.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Novation and Acceptance. Subject to the terms and conditions contained herein, AIML hereby effects a novation of the Agreement to substitute AIAL for AIML as a party to such agreement (the “Novation”), and each Fund hereby consents to such Novation and the Trust hereby releases AIML from all of its duties and obligations under the Agreement, and AIAL hereby accepts the Novation and hereby releases AIML from all of its duties and obligations under the Agreement, and assumes all rights, duties and obligations of AIML under the Agreement.

2. Term. The Novation shall become effective as of the date hereof and shall extend for so long as the terms specified in Section 5 of the Agreement are satisfied or until terminated in accordance with the Agreement.

3. No Termination. The parties agree that the Novation shall not constitute an “assignment” of the Agreement for purposes of Section 4 of the Agreement or the 1940 Act, and that the Agreement, as so novated, shall remain in full force and effect after the Novation.

4. Technical Amendment. The parties agree that all references in the Agreement to AIML shall hereby be changed to AIAL.

This Novation Agreement may be executed in multiple counterparts and all counterparts so executed will constitute one and the same agreement binding on all of the parties.

A copy of the Trust’s Amended and Restated Agreement and Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the trustees of the Trust as trustees and not individually and that the obligations of this instrument are not binding upon any of the trustees, officers or shareholders of the Trust individually but are binding only upon the assets and property of the Trust.

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IN WITNESS WHEREOF, the parties hereto have caused this Novation of Investment Management Agreement to be executed as of the day and year first above written.

ASHMORE INVESTMENT MANAGEMENT LIMITED

By:	/s/ Paul Robinson
Name:	Paul Robinson
Title:	Authorised Signatory

ASHMORE INVESTMENT ADVISERS LIMITED

By:	/s/ Garry Beaton
Name:	Garry Beaton
Title:	Authorised Signatory

ASHMORE FUNDS, on behalf of its series listed on Schedule A

By:	/s/ Michael S. Perman
Name:	Michael S. Perman
Title:	Secretary

SCHEDULE A

Ashmore Emerging Markets Corporate Debt Fund

Ashmore Emerging Markets Equity Fund

Ashmore Emerging Markets Currency Fund

Ashmore Emerging Markets Frontier Equity Fund

Ashmore Emerging Markets Local Currency Bond Fund

Ashmore Emerging Markets Small-Cap Equity Fund

Ashmore Emerging Markets Debt Fund

Ashmore Emerging Markets Total Return Fund

Ashmore Emerging Markets Short Duration Fund